Exhibit 99.1

News Release

Robert S. Purgason Appointed to L.B. Foster Company Board of Directors

PITTSBURGH, PA (December 4, 2014) L.B. Foster Company (NASDAQ: FSTR) announced today that Robert S. Purgason, Director and Chief Operating Officer (COO) of the general partner of Access Midstream Partners, L.P. (NYSE: ACMP), has been appointed to the L.B. Foster Board of Directors, effective December 2, 2014.

Purgason, 58, who has been with Access Midstream since 2010, was appointed to his current position in 2012. Effective January 1, 2015, Purgason will assume the role of Senior Vice President of Williams. He will lead the Williams operating area that encompasses the assets and operations of Access Midstream, including natural gas gathering and processing in the Marcellus, Utica, Eagle Ford, Haynesville, Barnett, Mid-continent, and Niobrara producing areas. Prior to joining Access Midstream, Mr. Purgason spent five years at Crosstex Energy Services, L.P., where he last served as Executive Vice President – Chief Operating Officer. Previously, Mr. Purgason was employed by Williams for 19 years, serving in various senior business development and operational roles of increasing responsibility.

“As COO responsible for a rapidly growing company that owns, operates, develops, and acquires natural gas, natural gas liquids, and oil gathering systems and other midstream assets, Bob Purgason will bring a keen understanding of the energy market to our Board of Directors. He also brings board experience which includes emphasis on corporate governance practices,” said Lee. B. Foster II, Chairman of the L.B. Foster Board of Directors.

“L.B. Foster has a well-thought out strategy aimed at enhancing shareholder value,” Purgason said. “I look forward to serving with the other directors of a company with such an exciting future.”

Purgason received his Bachelor of Science in Chemical Engineering with honors from the University of Oklahoma. His appointment as an independent director expands the Foster Board to eight.

About L.B. Foster Company

L.B. Foster is a leading manufacturer, fabricator, and distributor of products and services for the rail, construction, energy and utility markets with locations in North America and Europe. Please visit our website: www.lbfoster.com

The matters discussed in this news release may include forward-looking statements that involve risks and uncertainties. Sentences containing words such as “anticipates,” “expects,” or “will,” generally should be considered forward-looking statements. Detailed information on risks and uncertainties which could affect the Company’s operating results and liquidity are described in the Company’s Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The Company assumes no obligation to update or revise such statements, whether as a result of new information or otherwise, except as required by securities laws.

Contact:
David Russo	Phone: 412.928.3417	L.B. Foster Company
	Email: Investors@Lbfoster.com	415 Holiday Drive
	Website: www.lbfoster.com	Pittsburgh, PA 15220